EXHIBIT 5.1

The Bingham Law Group, APC

September 13, 2010
SpeedSport Branding, Inc.
6141 Quail Valley Ct.
Riverside, CA 92507

Gentlemen:

We refer to the Registration Statement on Form S-1 (the “Registration Statement”) filed by SpeedSport Branding, Inc., a Nevada corporation (the “Company”) on November 12, 2008, and all amendments thereto, with the United States Securities and Exchange Commission under the Securities Act of 1933, relating to the offer, by the selling shareholders listed therein, of 4,359,300 of common stock, $0.001 par value per share (the “Stock”).

As special counsel to the Company, we have examined such corporate records, documents and questions of law as we have deemed necessary or appropriate for the purposes of this opinion, including a review of applicable federal law. In such examinations, we have assumed the genuineness of signatures and the conformity to the originals of the documents supplied to me as copies. As to various questions of fact material to this opinion, we have relied upon statements and certificates of officers and representatives of the Company.

Upon the basis of this examination, we are of the opinion that under Nevada law, the 4,359,300 shares of stock offered by the selling shareholders have been validly authorized, are legally issued, fully paid, and are non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Amendment No.4 to the Registration Statement and with such state regulatory agencies in such states as may require such filing in connection with the registration of the stock for offer and sale in those states, and further consent to statements made in the Registration Statement regarding our firm and use of our name under the heading “Legal  Matters”  in  the  Prospectus  constituting  a part of such Registration Statement.

Sincerely,

The Bingham Law Group, APC

/s/ Brad M. Bingham
______________________________
By: Brad M. Bingham, Esq.
Its: President

The Bingham Law Group, APC	Telephone: 760-692-1162
2038 Corte del Nogal, Suite 110	Facsimile: 760-804-8845
Carlsbad, California 92011